EXHIBIT 2.2
                     TERRITORY OF THE BRITISH VIRGIN ISLANDS
                 INTERNATIONAL BUSINESS COMPANIES ACT (CAP 291)

                                 PLAN OF MERGER
                                       OF

                         CHARDAN CHINA ACQUISITION CORP.

               (a Delaware, United States of America Corporation)

                                      into

                             ORIGIN AGRITECH LIMITED

            (a British Virgin Islands International Business Company)

1.    Plan of Merger

      (a) Names of constituent companies and surviving company.

      The names of the constituent companies are Chardan China Acquisition Corp., a Delaware, United States of America corporation incorporated on the 5th day of December 2003, (the "Merged Company") and Origin Agritech Limited, a British Virgin Islands International Business Company incorporated on the 10th day of February, 2005 (the "Surviving Company") and the name of the Surviving Company will be Origin Agritech Limited.

      (b) Designation and number of outstanding shares

      The authorized share capital of the Merged Company is 21,000,000 comprised of 20,000,000 shares of common stock, par value US$0.0001 per share and 1,000,000 shares of preferred stock, par value US$0.0001 per share of which 4,900,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are 8,050,000 warrants outstanding to purchase up to 8,050,000 shares of common stock and a unit purchase option to purchase up to 350,000 shares of common stock and 700,000 warrants to purchase up to 700,000 shares of common stock.

      The Surviving Company shall be authorized to issue 61,000,000 shares comprising of 60,000,000 shares of ordinary stock, no par value and 1,000,000 preference shares, no par value of which 4,900,000 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. There will be 8,050,000 warrants outstanding to purchase up to 8,050,000 ordinary shares and a unit purchase option to purchase up to 350,000 ordinary shares and 700,000 warrants to purchase up to 700,000 ordinary shares.

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      (c) Terms and conditions of the merger

      On the effective date of the merger -

            (i) the separate existence of the Merged Company shall cease and the Surviving Company shall succeed to all property and assets whatsoever of the Merged Company without the necessity for any separate transfer and shall be responsible for all liabilities and obligations of the Merged Company.

            (ii) one new ordinary share of the Surviving Company will be issued for each outstanding share of common stock of the Merged Company. Each ordinary share of the Surviving Company that is owned by the Merged Company will be canceled and resume the status of authorized and unissued ordinary shares of the Surviving Company. The Merged Company's shares no longer will be eligible to trade on the over-the-counter bulletin board market ("OTCBB"). The shares of the Surviving Company will be eligible to trade in their place under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of NASDAQ National Market if that is were the shares will trade upon consummation of the stock purchase transaction.

            (iii) the Surviving Company will assume the outstanding warrants and unit purchase option of the Merged Company on the same terms as currently issued.

            (iv) the number of directors of the Surviving Company shall be increased to nine.

      (d) Amendment to Memorandum and Articles of Association

      The existing Memorandum and Articles of Association of the Surviving Company shall continue to be the Memorandum and Articles of Association of the Surviving Company without amendment.

2.    Manner in which the Plan of Merger was authorized

      The Plan of Merger was approved by a resolution of the directors of the Merged Company on the 6th day of December, 2004 and by the directors of the Surviving Company on the _____day of ________, 2005 and was authorized by the consent of the stockholders of the Merged Company on the _______ day of ________, 2005 and by the members of the Surviving Company on the _____ day of _______, 2005.

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                              CHARDAN CHINA ACQUISITION CORP.


                              By:
                                 ----------------------------
                                 Name:
                                 Title:


                              ORIGIN AGRITECH LIMITED


                              By:
                                 ----------------------------
                                 Name:
                                 Title: